SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 30, 2002

J2 Communications

(Exact name of registrant as specified in its charter)

California	0-15284	95-4053296

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10850 Wilshire Boulevard, Suite 1000, Los Angeles, California	90024

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 474-5252

None.

(former name or former address, if changed since last report)

Item 5. Other Events.

     On January 30, 2002, J2 Communications, a California corporation (the “Company”), James P. Jimirro, Daniel S. Laikin, Paul Skjodt, National Lampoon Acquisition Group LLC, a California limited liability company, Timothy S. Durham, Samerian LLP, an Indiana limited liability partnership, Diamond Investments, LLC, an Indiana limited liability company, Christopher R. Williams, Helen C. Williams, DW Leasing Company, LLC, an Indiana limited liability company, and Judy B. Laikin entered into a non-binding Letter of Intent (the “LOI”).

     The LOI, which is subject to the execution of definitive documentation and shareholder approval (if required by applicable law or Nasdaq rules), provides, without limitation, that:

•	National Lampoon Acquisition Group or its designees will purchase, for $3 million in cash, 30,000 shares of newly authorized convertible preferred stock of the Company;

•	the Company will pay to Mr. Jimirro the sum of $1,100,000;

•	the Restated Employment Agreement, dated as of July 1, 1999, between the Company and Mr. Jimirro will be terminated and Mr. Jimirro will forgive the principal of, and all interest accrued on, all outstanding contingent notes issued under that agreement;

•	the Company and Mr. Jimirro will enter into a new employment agreement, certain material terms of which are described below;

•	Mr. Laikin will be appointed to the new position of Chief Operating Officer of the Company; and

•	the parties of the LOI who are shareholders of the Company will enter into a voting agreement providing for the composition of a new Board of Directors of the Company. Pursuant to the voting agreement, the Board of Directors would initially consist of three nominees of Mr. Jimirro, three nominees of Mr. Laikin, and one independent director.

     The new employment agreement between the Company and Mr. Jimirro, which will have a six year term, would provide Mr. Jimirro with an annual salary of $500,000 and, commencing on January 31, 2003 and continuing on the last day of each month thereafter during the period that Jimirro is employed by the Company, for the grant by the Company to Mr. Jimirro of fully vested options to purchase 5,000 shares of the Company’s common stock. In addition, pursuant to the new employment agreement, Mr. Jimirro would receive 50% of the Company’s gross receipts from the upcoming movie “National Lampoon’s Van Wilder.” Subject to the approval of the Company’s Board of Directors required by the new employment agreement, the agreement will be terminable by the Company without cause after December 31, 2002 upon written notice to Mr. Jimirro, payment to Mr. Jimirro of cash in the amount of $1,400,000, and delivery of the Company’s promissory note providing for the payment of $1,000,000 one year after the date of issuance. All of the Company’s obligations to Mr. Jimirro will be secured by a priority lien on the assets of the Company.

     The LOI further provides that, immediately following the closing of the transactions described above, the Board of Directors of the Company will call an annual meeting of the shareholders of the Company. In addition, the LOI provides that National Lampoon Acquisition Group or its designees will have the option to purchase up to 30,000 additional shares of the Company’s convertible preferred stock on or prior to May 31, 2002.

     In consideration of Mr. Jimirro’s execution of the LOI and his work with respect to the upcoming movie “National Lampoon’s Van Wilder” the Company granted Mr. Jimirro stock options to purchase 400,000 shares of the Company’s common stock. The options vest the earlier of (i) so long as shareholder approval of the grant of the options is obtained, and so long as the closing of the LOI transactions occurs, upon the initial U.S. theatrical opening date of the “National Lampoon’s VanWilder” movie and (ii) so long as shareholder approval of the grant of the options is obtained, the date 10 years after the date of the LOI.

Item 7. Exhibits.

99.1	Non-binding Letter of Intent, dated January 30, 2002.
99.2	Press Release, dated January 30, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2002.	J2 Communications

	By:	/s/ James P. Jimirro

Name: James P. Jimirro Title: President